September 11, 2013

Brenton L. Saunders
c/o Forest Laboratories, Inc.
909 Third Avenue
New York, New York  10022

Dear Mr. Saunders:

We are delighted to extend to you our offer to join Forest Laboratories, Inc., a Delaware corporation (the “Company”), as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”), and to continue as a member of the Board.  If you accept this offer, your start date shall be October 1, 2013 (the “Effective Date”).  On or prior to the date on which the Company holds its 2014 annual meeting of the stockholders of the Company (or, if earlier, the date at which the current Chairman of the Board of Directors (the “Current Chairman”) ceases to serve in such role), the Board shall use its commercially reasonable best efforts to cause you to be nominated and elected to serve as Chairman of the Board.  You shall be the highest ranking executive officer of the Company.  This letter (the “Letter”) serves as confirmation of our offer on the terms and subject to the conditions set forth below.  You and the Company agree that your employment with the Company constitutes “at-will” employment and this employment relationship may be terminated at any time, upon written notice to the other party, for any reason, at the option of either you or the Company, as set forth in Section 3(a).

The elements of your employment package are as follows:

1.
Location.  Your principal office shall be at our New York City Corporate Headquarters, though you shall be expected to perform your duties at, and travel to, such other offices of the Company and its subsidiaries and controlled affiliates, and elsewhere, as required to fulfill your duties and obligations as President and Chief Executive Officer of the Company.

2.	Compensation and Benefits.

(a)
Annual Base Salary.  You shall receive an annual base salary of $1,300,000 (“Base Salary”), paid in accordance with the Company’s customary payroll practices.  Starting with fiscal year 2015, the Compensation Committee of the Board (the “Compensation Committee”) shall annually review your Base Salary in light of competitive practices, the base salaries paid to other executive officers of the Company, and your performance, and may, in its discretion, increase the Base Salary by an amount it determines to be appropriate.

(b)
Annual Incentive Award.  You shall be eligible for an annual cash incentive (an “Annual Bonus”) for each fiscal year of the Company during which you are employed, with a target Annual Bonus opportunity of 125% of your Base Salary (the “Target Bonus”), a threshold Annual Bonus opportunity of 50% of the Target Bonus, and a maximum Annual Bonus opportunity of 200% of the Target Bonus.  The actual amount of your Annual Bonus, if any, shall be based upon the attainment of corporate and/or individual performance criteria established by the Compensation Committee , and shall be paid by no later than 74 days following the end of the fiscal year in respect of which it is earned.  Such Annual Bonus shall be prorated for the portion of fiscal year 2014 during which you are employed by the Company and shall be based on the same financial metrics used to determine annual bonuses for other senior executives of the Company in respect of fiscal year 2014 and such other individual performance objectives as shall be established by the Compensation Committee for you.

(c)	Long-Term Incentive Awards.

(i)
Signing Equity Grant.  As an inducement to commence employment with the Company, on the Effective Date, you shall be granted (A) options (the “Options”) to purchase shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), having an aggregate grant date value of $6,000,000 (determined based on the Black-Scholes valuation model assuming each of dividend yield, risk-free interest rate, and stock price volatility as measured on the date of grant, and as otherwise determined in a manner consistent with the methodology used by the Company in its most recent financial statements), and (B) restricted stock units in respect of Common Stock (“RSUs”) having an aggregate grant date value of $4,000,000, based on the average of the high and low price of a share of Common Stock on the New York Stock Exchange on the date of grant (“Grant Date FMV”).  The Options shall have a ten-year term, an exercise price per share equal to the Grant Date FMV, shall vest in equal installments on each of the first three anniversaries of the grant date, subject to your continued employment with the Company, and shall have such other terms and conditions as are set forth in the Company’s standard option agreement.  The RSUs shall vest on the third anniversary of the grant date, subject to your continued employment with the Company, and shall have such other terms and conditions as are set forth in the Company’s standard restricted share agreement (with such modifications as are necessary to reflect a grant of restricted stock units rather than restricted shares).  In the event there is an insufficient number of shares of Common Stock available under the Company’s stock plan in order to satisfy  the Company’s obligations under this Section 2(c)(i), the Company shall grant you cash-settled awards outside of such plan on substantially the same terms and conditions that would apply to the awards under the plan to the extent necessary to comply with the terms of the plan.  In connection with the grant of the Options and RSUs to you, it is expected that you shall purchase and, upon your request, the Company will sell to you at a price equal to the then fair market value of the Common Stock, as determined in a manner to cause such sale to be exempt from the definition of an equity compensation plan under the rules of the New York Stock Exchange, and pursuant to a process that will cause the purchase of such Common Stock to be an exempt acquisition pursuant to the exemption available under Rule 16b-3(d), as promulgated under Securities Exchange Act of 1934, as amended, shares of Common Stock having an aggregate purchase price of $5,000,000 (or, in the case of any sale by the Company, in such amount as you shall, in your discretion, request in order to comply with your commitment hereunder) within the first six months following the Effective Date or as such period may be extended to take into account restrictions on your ability to purchase the Common Stock under applicable law; provided that in the event that there is a sale by the Company to satisfy your obligations hereunder that is less than $5,000,000, it is expected that you shall nonetheless be obligated to purchase shares of Common Stock having an aggregate purchase price of $5,000,000.

(ii)
Annual Equity Grants.  You shall also be eligible for an annual grant of equity-based incentive awards having an aggregate grant date value of 5.3 times your Base Salary (or such greater amount as the Compensation Committee may determine) in respect of each fiscal year following the 2014 fiscal year during which you are employed, the form and terms of which shall be established by the Compensation Committee.  It is anticipated that the first such grant shall be made in May 2014.

(d)	Vacation. You shall be entitled to five weeks of vacation annually, with any unused vacation time forfeited at the end of the year in respect of which it was accrued.

(e)	Employee Benefits. During your employment with the Company, you shall be eligible for employee benefits and perquisites provided to other senior executives of the Company generally from time to time.

(f)
Perquisites.  During your employment with the Company, the Company shall provide you with an automobile and a driver.  You shall also be entitled to use any aircraft owned, leased, or chartered by the Company for business and personal use; provided that you shall (i) reimburse the Company for all incremental costs to the Company relating to or arising out of any personal use of such aircraft and (ii) pay all personal income taxes you incur as a result of your personal use of such aircraft.

(g)
Expenses.  You shall be reimbursed for all customary business expenses incurred by you in the course of performing the duties of your position in accordance with the Company’s policies, as in effect from time to time.

(h)
Change of Control Agreement.  As the President and Chief Executive Officer of the Company, you shall become party to a Change of Control Employment Agreement (the “Change of Control Agreement”), which, except as has been mutually agreed between you and the Company, is substantially similar to, and provides the same level of benefits as, the form of agreement generally made available to the Company’s executive officers.

3.	Termination of Employment.

(a)
Termination.  The Company may terminate your employment at any time upon written notice to you.  You may resign your employment at any time upon at least 30 days’ prior written notice to the Company, unless such termination is for Good Reason (as defined below), in which case you may resign upon written notice to the Company, subject to any applicable Cure Period (as defined below).  Your employment with the Company shall automatically terminate upon your death or Disability (as defined below).  Upon your termination of employment for any reason, you shall resign from all positions with the Company and its affiliates (including any positions on the board of directors of the Company and its affiliates) unless otherwise requested by the Company.

(b)
Severance.  If (i) the Company terminates your employment without Cause (as defined below) or (ii) you resign your employment with the Company for Good Reason (as defined below), then, subject to (A) your execution, delivery, and non-revocation of a general release of claims in favor of the Company and its affiliates in a form prepared by the Company (the “Release”) within 60 days following the effective date of your termination of employment (the “Termination Date”), and (B) your continued compliance with the covenants set forth in this Letter, (I) you shall be entitled to receive an amount equal to two times the sum of (x) your then-current Base Salary and (y) your Target Bonus, payable in 24 equal monthly installments commencing on the regular payroll date that is 60 days after the Termination Date,  (II) the Company shall continue health care coverage (medical and dental) for you and any of your eligible dependents for the 24-month period following your Termination Date, or until you become eligible for health care coverage from another employer, whichever is earlier, with such coverage to be on the same terms and conditions and at the same cost as for active senior executive officers of the Company, provided that the cost thereof borne by the Company will be reported to the applicable tax authorities as taxable income to you to the extent necessary to avoid tax penalties to either you or the Company and (III) if not already vested, the RSUs referenced in Section 2(c)(i) hereof shall become immediately vested.

(c)	Certain Definitions.

(i)
For purposes of this Letter, “Cause” shall mean your (A) refusal  to perform or substantially perform your duties with the Company, other than due to periods of illness, injury or incapacity, or to follow the lawful instructions of the Board; (B) illegal conduct or gross misconduct; (C) material breach of your obligations under this Letter, including without limitation the covenants in Section 4 of this Letter; (D) conviction  of, or entry of a plea of guilty or nolo contendere with respect to, a felony or a crime involving moral turpitude; (E) prohibition or restriction from performing any material portion of your duties by applicable law; or (F) a willful breach of the material policies of the Company to which you are subject and which have been previously made available to you; provided, however, that, prior to effecting any termination for Cause in respect of conduct described in any of clauses (A), (C), (E), and (F) above, the Company shall provide you with reasonably detailed written notice of the conduct alleged to give rise to Cause and you will have 30 days following receipt of such written notice during which you may remedy the condition if such condition is reasonably subject to cure, and in the event that you shall remedy the condition that would otherwise have given rise to Cause during the applicable cure period, such conduct shall not constitute Cause.

(ii)
For purposes of this Letter, “Disability” means your absence from your duties with the Company on a full-time basis for 120 consecutive calendar days or 180 calendar days within any 12-month period as a result of incapacity due to mental or physical illness.

(iii)
For purposes of this Letter, “Good Reason” means, in the absence of your written consent, (A) a material diminution in your Base Salary; (B) the assignment to you of duties that are materially inconsistent with your position, duties, or responsibilities; (C) any person other than you serving as the Chairman of the Board of Directors after the earlier to occur of (i) the date the Current Chairman ceases to serve in such capacity and (ii) the date on which the Company holds its 2014 annual meeting of the stockholders of the Company; or (D) any other material breach of this Letter; provided that (x) in order to invoke a termination for Good Reason, you shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (D) within 30 days following your knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure, and (y) in the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, your termination of employment must occur, if at all, within 30 days following the expiration of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

4.	Covenants.

(a)
Confidentiality.  You agree that, during your employment with the Company and at all times thereafter, you will hold for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of the affiliates, and their respective businesses, which has been obtained by you during your employment by, or service with, the Company, and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Letter).  Except in the good-faith performance of your duties for the Company, you will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it.  In addition, you agree to execute the standard employee confidentiality and intellectual property agreement prior to the Effective Date.

(b)
Nonsolicitation.  You agree that, while you are employed by the Company and during the one-year period following the termination of your employment with the Company (the “Restricted Period”) for any reason, you will not directly or indirectly, (i) solicit any individual who is, on the Termination Date (or was, during the six-month period prior to such date), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or one of its affiliates, (ii) initiate discussions with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity, or (iii) induce or attempt to induce any then current customer,  any  person or entity as to which you were personally involved, during the six-month period prior to your Termination Date, in the Company’s efforts to secure such person or entity as a customer, or any supplier, licensee, or other business associate  of the Company or any its affiliates to cease doing business with the Company or such an affiliate, or to interfere with the relationship between any such customer, person or entity,  supplier, licensee, or business associate , on the one hand, and the Company or any of its affiliates, on the other hand.

(c)
Noncompetition.  In consideration for the Company entering into this Letter, including without limitation in respect of the payments set forth in Section 3(b) of this Letter and in the Change of Control Agreement, as applicable, you agree that, during the one-year period following (i) any voluntary termination of your employment other than for Good Reason or (ii) any termination of your employment on or before the third anniversary of the Effective Date that entitles you to receive the severance benefits (including, without limitation, the accelerated vesting of your initial award of RSUs) payable under Section 3(b), you will not engage in Competition (as defined below).  You will be deemed to be engaging in “Competition” if you, directly or indirectly, in any jurisdiction in which the Company or any of its affiliates conducts business, own, manage, operate, control, or participate in the ownership, management, operation, or control of or provide services  as an officer, employee, partner, director, consultant, or otherwise in respect of  any business (whether through a corporation or other entity) that is engaged in the development, manufacture, and sale (other than at the retail level) of branded drug products and that is in material and direct competition with any of the five products that, over the four fiscal quarters immediately preceding your Termination Date, accounted for the greatest amount of revenues for the Company or any of its affiliates, taken as a whole.  Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation or less than 5% of any privately held business (without any other involvement in the management or operation of such business) shall not constitute a violation hereof.

(d)
Cooperation.  During and for 24 months following your employment with the Company, you shall assist and cooperate with the Company upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for your then employment or other business obligations and prior commitments) with respect to any investigation or the Company’s (or an affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which you were involved or had knowledge by virtue of your employment with the Company.  The Company will reimburse you for reasonable out-of-pocket travel costs and expenses incurred (in accordance with Company policy) as a result of providing such requested assistance, upon the submission of the appropriate documentation to the Company.

(e)
Enforcement; Remedies.  You understand that the provisions of this Section 4 do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, are reasonable limitations as to scope and duration, and are not unduly burdensome to you.  You further agree that the Company would be irreparably harmed by any actual or threatened breach of the covenants set forth in this Section 4 and that, in addition to any other remedies at law, including money damages and the right to withhold payments otherwise due to you, the Company shall be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this Letter in any court that may have competent jurisdiction over the matter.  With respect to any provision of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, you hereby agree that a court shall reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law.  If any of the covenants set forth in this Section 4 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

5.
Representations.  You represent and warrant to the Company that, as of the Effective Date, you are not a party to any agreement, written or oral, containing any noncompetition or nonsolicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on your ability to accept and perform this or any other position with the Company or any of its affiliates.

6.	Miscellaneous.

(a)
Entire Agreement; Amendment.  This Letter shall supersede any other agreement or understanding, written or oral, with respect to the matters covered herein.  This Letter may not be amended or modified other than by a written instrument signed by the parties hereto; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this Letter if it determines it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance or any changes in applicable law, rules, or regulations or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction.

(b)
Severability.  The invalidity or unenforceability of any provision of this Letter shall not affect the validity or enforceability of any other provision of this Letter, and this Letter shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(c)
Tax Matters.  The Company may withhold from any amounts payable to you such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  It is intended that the payments and benefits provided under this Letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this Letter shall be interpreted accordingly.  Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment under this Letter shall be treated as a separate payment for purposes of Section 409A.  All payments that constitute “nonqualified deferred compensation” under Section 409A that are to be made upon a termination of employment under this Letter may only be made upon a “separation from service” under Section 409A.  In addition, to the extent that any payments of “nonqualified deferred compensation” due under this Letter are subject to the effectiveness of the Release, and the period for executing, delivery, and not revoking such Release begins and ends in different tax years for you, all such “nonqualified deferred compensation” shall be paid or settled in the later taxable year.  If you become entitled to a payment of “nonqualified deferred compensation” as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by the Company as in effect on the Termination Date), such payment shall be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed shall be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death).  If the compensation and benefits provided under this Letter would subject you to taxes or penalties under Section 409A, the Company and you shall cooperate diligently to amend the terms of this Letter to avoid such taxes and penalties, to the extent possible under applicable law; provided that in no event shall the Company be responsible for any Section 409A taxes or penalties that arise in connection with any amounts payable or benefits provided under this Letter or otherwise.

(d)
Successors.  This Letter is personal to you and without the prior written consent of the Company will not be assignable by you.  This Letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs, or legatees.  This Letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.

(e)	Governing Law. The provisions of this Letter shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict of law provisions of any state.

(f)	Headings. The headings in this Letter are for convenience of reference only and do not affect the interpretation of this Letter.

(g)	Counterparts. This Letter may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one and the same instrument.

(h)
Company Policies.  You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines, anti-hedging policies, and incentive compensation clawback policies applicable to senior executives of the Company, as each policy is adopted or amended from time to time.

We are looking forward to you joining the Company.  We are excited about the important contributions you will make to the Company and look forward to your acceptance of our offer.

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Please sign your acceptance of the offer of employment as set forth in this Letter and return it to me.  If you have any questions, please contact me as soon as possible.

Sincerely,

By: /s/ Kenneth E. Goodman

       Name:  Kenneth E. Goodman

       Title:    Presiding Director

ACCEPTED AND AGREED:

/s/ Brenton L. Saunders
Brenton L. Saunders